Exhibit (10)(r)(v)

AMENDMENT TO

POTLATCH CORPORATION

MANAGEMENT PERFORMANCE AWARD PLAN II

This Amendment to the Potlatch Corporation Management Performance Award Plan II (this “Amendment”) is made by Potlatch Corporation, a Delaware corporation (hereinafter called the “Corporation”) effective as of June 1, 2008.

1. Section 9(d) of the Potlatch Corporation Management Performance Award Plan II (the “Plan”) is amended to read as follows:

(d) The cash portion of an Award, the payment of which was deferred under (b) above shall be credited with additional amounts during the period of deferral commencing on the first day of the month coinciding with or next following the date Awards are normally paid pursuant to Section 5 above, and continuing during the period of deferral up to the last day of the month in which the amounts deferred hereunder are paid, and payable at the time that the deferred Awards are paid. For periods prior to July 1, 2008, such additional amounts shall be computed at seventy percent (70%) of the higher of the following averages during the period of deferral; (i) the prime rate charged by the major commercial banks as of the first business day of each calendar month (as reported in an official publication of the Federal Reserve System), or (ii) the average monthly long-term rate of A rated corporate bonds (as published in Moody’s Bond Record), and shall be compounded annually. For periods on and after July 1, 2008, credits shall be made at a rate equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of each calendar quarter. Notwithstanding the foregoing, in no event shall such additional amount exceed the maximum interest rate allowable by law.

2. Section 9 of the Plan is amended to add a new subsection (f) at the end thereof, which shall read as follows:

(f) To the extent provided under the Potlatch Corporation Management Deferred Compensation Plan, a Participant may in lieu of having the cash portion of his or her award credited with additional amounts under the provisions of Section 9(d) of the Plan, be eligible to direct that the cash portion be treated as invested and have his account adjusted for earnings or losses based on the rate of return one or more of the investment alternatives that are available under the Potlatch Corporation Salaried Employees Savings Investment Plan. The availability of and terms of such election shall be determined in accordance with the Potlatch Corporation Management Deferred Compensation Plan.

3. Except as otherwise provided in this Amendment, all other terms and conditions of the Plan shall continue in full force and effect.